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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 29, 2009 except for Notes 1 and 11 as to which the date is                                    , 2010, with respect to the consolidated financial statements and schedule of Container Leasing International, LLC included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of SeaCube Container Leasing Ltd. for the registration of shares of its common stock.

Ernst & Young LLP

MetroPark, New Jersey

The foregoing consent is in the form that will be signed upon the completion of the corporate reorganization described in Notes 1 and 11 to the consolidated financial statements.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 29, 2009

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  Exhibit 23.2